Pricing Supplement No. 2	Filing Under Rule 424(b)(3)
Dated: June 12, 2007	Registration No. 333-124474
(To Prospectus dated June 27, 2005 and
Prospectus Supplement dated November 1, 2005)
$125,000,000
UGI UTILITIES, INC.
Series C Medium-Term Notes

PRINCIPAL AMOUNT: $20,000,000	CUSIP: 90269Q AP 4	FIXED RATE NOTE: YES

AMORTIZING NOTE: YES ☐ NO ☑	INDEXED NOTE: YES ☐ NO ☑	FLOATING RATE NOTE: NO
(SEE BELOW)	(SEE BELOW)	(SEE BELOW)

Fixed Rate Notes/Floating Rate Notes:	Floating Rate Notes:

Original Issue Date: June 19, 2007	Base Rate:
Interest Rate (if fixed rate): 6.169%	CD Rate
Subject to change before maturity date:	CMT Rate
Yes ☐(See Below) No ☑	Commercial Paper Rate
Maturity Date: June 15, 2017	Federal Funds Rate
Issue Price (as a percentage of	LIBOR (See Below)
principal amount): 100%	Prime Rate
Presenting Agent/Principal: Wachovia Capital Markets	Treasury Rate
Commission (%): 0.625%	Other (See Below)
Net Proceeds to the Company (%): 99.375%	Index Maturity:
Redemption Commencement Date (if any): N/A	Spread (plus or minus):
Repayment Dates (if any): N/A	Subject to change before maturity date:
Redemption Price:	Yes☐(See Below) No ☐
Repayment Price:	Spread Multiplier:
Interest Payment Dates: May 15, Nov 15	Subject to change before maturity date:
Original Issue Discount Note:	Yes☐(See Below) No ☐
Yes:☐ No: ☑	Maximum Interest Rate:
If Yes:	Minimum Interest Rate:
Yield to Maturity:	Initial Interest Period:
Initial Accrual Period:	Initial Interest Rate:
OID Default Amount:	Interest Reset Periods:
Reset of Interest Rate, Spread or	Interest Reset Dates:
Spread Multiplier:	Interest Determination Dates:
Yes:☐(See Below) No: ☑	Calculation Dates: A/S
Any material United States income tax	Regular Record Date: A/S
consequences of purchasing, holding or
disposing of the Notes:
A/S: ☑ Other:
NO ADDITIONAL TERMS
     As of the date of this Pricing Supplement the aggregate initial public offering price of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $70,000,000; and the aggregate initial public offering price of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $70,000,000. “N/A” as used herein means “Not Applicable”, “A/S” as used herein means “As stated in the Prospectus Supplement referred to above.”
WACHOVIA CAPITAL MARKETS, LLC